As Filed With the Securities and Exchange Commission on
                          July 2, 1996
                                  Registration No. 33-
                                                      -----------
_________________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                       __________________

                            FORM S-8
                     REGISTRATION STATEMENT
                              under
                   THE SECURITIES ACT OF 1933
                       __________________

               ACCEPTANCE INSURANCE COMPANIES INC.
     (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                               31-0742926
(State or Other Jurisdiction of               (I.R.S. Employer
Incorporation or Organization)                Identification No.)

     222 South 15th Street
      Suite 600 North
      Omaha, Nebraska                               68102
(Address of Principal Executive                   (Zip Code)
Offices)


              1996 Incentive Stock Option Plan for
               Acceptance Insurance Companies Inc.


                       Donn E. Davis, Esq.
                     Sylvester J. Orsi, Esq.
            Crosby, Guenzel, Davis, Kessner & Kuester
                134 South 13th Street, Suite 400
                    Lincoln, Nebraska  68508
                         (402) 434-7300
               (Name, Address, Including Zip Code,
                      and Telephone Number,
           Including Area Code, of Agent For Service)
                       __________________

                 CALCULATION OF REGISTRATION FEE

                           Proposed  Proposed
Title of Each              Maximum   Maximum
  Class of       Amount    Offering  Aggregate
Securities to    to be      Price    Offering      Amount of
be Registered  Registered  Per Unit   Price     Registration Fee
- -------------  ----------  --------  ---------  ----------------
Common Stock,
Par Value
$.40 per
share
Reserved for
Issuance
Pursuant to:   1,500,000    $16.813  $25,219,500    $8,696

- ---------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). Pursuant to Rule
     457(h)(1) the price per share is the average of the high and low prices reported on the New York Stock Exchange composite reporting system on June 26, 1996.

Item 3. Incorporation of Documents by Reference.

          The following documents filed with the Commission by the Company (File No. 1-7461) are incorporated into this Registration Statement by reference:

 1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

 2. The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1996;

 3.  The Company's Form 10 filed December 23, 1969; and

 4. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of The Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the termination of the offering of the Company's common stock, par value $.40 per share (the "Common Stock") covered by this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of each such document.

Item 4. Description of Securities.

          The class of securities to be offered are registered under Section 12 of the Exchange Act.


Item 5. Interests of Named Experts and Counsel.

          Certain legal matters with respect to the Common Stock being registered will be passed upon by Crosby, Guenzel, Davis, Kessner & Kuester, Lincoln, Nebraska ("Crosby Guenzel"), counsel to the Company. A partner of Crosby Guenzel serves as the Secretary and General Counsel of the Company.


Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law.

          The General Corporation Law of Delaware ("Delaware Law") under which the Company is incorporated, permits the Company to indemnify each of its directors and officers against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with litigation or similar proceedings by reason of serving in such capacities if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Company and, with respect to criminal actions or proceedings, was not unlawful.

Restated Certificate of Incorporation.

          The Company's Restated Certificate of Incorporation generally provides that directors and officers will be indemnified to the fullest extent permissible under Delaware Law against all expenses (including amounts paid in settlement) incurred in any proceeding in which they were a party because of their position as a director or officer of the Company or because they served at the request of the Company as a director, officer, employee or agent of another corporation or entity.

          The general effect of the indemnification provisions of the Restated Certificate of Incorporation and the Delaware Law is that the Company must pay for all expense, liability or loss reasonably incurred by its directors and officers in any action in which they are a party or threatened to be made a party or involved by reason of the fact that they are directors or officers of the Company or were serving at the request of the Company as a director, officer, employee or agent of another entity, except where a court determines that such indemnification is not permissible or that the person seeking indemnification is not entitled to indemnification. The Company is prohibited from making payment for indemnification on account of any matter: (i) regarding remuneration paid to such person if the remuneration was in violation of law; (ii) for an accounting of profits made from the purchase or sale by such person of securities of the Company in violation of Section 16(b) of the Exchange Act; (iii) brought about or contributed to by the dishonesty of such person if a court establishes that acts of active and deliberate dishonesty were committed or attempted by such person with actual dishonest purpose and intent and were material to the adjudication; (iv) attributable to such person having gained any personal profit or advantage to which he or she was not entitled; or (v) in respect of which any final decision by a court having competent jurisdiction or other final adjudication shall determine that indemnification is not lawful. The Company's obligation includes the payment in advance of the final disposition of a proceeding of expenses incurred by a director or officer in defending such proceeding upon the receipt from such director or officer of an undertaking to repay such expenses if it is ultimately determined that such officer or director is not entitled to indemnification. Directors and officers are entitled to bring suit against the Company, at the Company's expense if successful, for failure to make a requested indemnification. The indemnification obligations of the Company may be funded through insurance or otherwise.


Item 7. Exemption from Registration Claimed.

          Not applicable.


Item 8. Exhibits.

          See Exhibit Index.


Item 9. Undertakings.

(1) The undersigned registrant hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling persons of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on the 1st day of July, 1996.

                         ACCEPTANCE INSURANCE COMPANIES INC.

                              /s/ Kenneth C. Coon
                         By _____________________________________
                             Kenneth C. Coon
                             Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURES                 CAPACITY              DATE

/s/ Kenneth C. Coon
__________________________   Chairman and Chief   July 2, 1996
Kenneth C. Coon              Executive Officer

/s/ Georgia M. Mace
__________________________   Chief Financial      July 2, 1996
Georgia M. Mace              Officer and
                             Treasurer
         *
__________________________   Director             July 2, 1996
Jay A. Bielfield

         *
__________________________   Director             July 2, 1996
Edward W. Elliott, Jr.

         *
__________________________   Director             July 2, 1996
Robert LeBuhn

         *
__________________________   Director             July 2, 1996
Michael R. McCarthy

         *
__________________________   Director             July 2, 1996
John P. Nelson

         *
__________________________   Director             July 2, 1996
R. L. Richards

         *
__________________________   Director             July 2, 1996
David L. Treadwell

         *
__________________________   Director             July 2, 1996
Doug T. Valassis


      /s/ Donn E. Davis
*By:___________________________________
     Donn E. Davis, Attorney-in-fact,
     pursuant to powers of attorney
     filed as part of this registration
     statement.

                          EXHIBIT INDEX


NUMBER                   DESCRIPTION

4.1       1996 Incentive Stock Option Plan dated May 30, 1996.
          Incorporated by reference to Registrant's definitive
          Proxy Statement filed April 30, 1996.

4.2       Form of Director Stock Option Agreement.

4.3       Form of Incentive Stock Option Agreement.

5 Opinion of Crosby Guenzel with respect to the legality of the Common Stock to be registered hereunder.

23.1      Consent of Deloitte & Touche.

23.2      Consent of Crosby Guenzel (contained in Exhibit 5).

24        Power of Attorney.